AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1997

                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        INTEGRATED HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                        23-2428312
(State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                      Identification Number)
                             10065 RED RUN BOULEVARD
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 998-8400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        INTEGRATED HEALTH SERVICES, INC.
                1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                            (full title of the plan)

                            MARSHALL A. ELKINS, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                        INTEGRATED HEALTH SERVICES, INC.
                             10065 RED RUN BOULEVARD
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 998-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

    CARL E. KAPLAN, ESQ.                     LESLIE A. GLEW, ESQ.
FULBRIGHT & JAWORSKI L.L.P.  SENIOR VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
      666 FIFTH AVENUE                 INTEGRATED HEALTH SERVICES, INC.
  NEW YORK, NEW YORK 10103                 10065 RED RUN BOULEVARD
       (212) 318-3000                    OWINGS MILLS, MARYLAND 21117
                                                 (410) 998-8400

                                -----------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
             Title of Securities                Amount to be     Proposed maximum           Proposed maximum            Amount of
              to be registered                   registered   offering price per unit   aggregate offering price    registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share
(including the Preferred Stock Purchase
Rights)(1)                                        300,000      $20.88(2)                 $6,264,000                  $1,898.18

COMMON STOCK, $.001 par value per share
(including the Preferred Stock Purchase
Rights)(1)                                        50,000       $35.00(3)                 $1,750,000                  $  530.30
                                                  -------                                 ---------                   --------

TOTAL                                             350,000                                $8,014,000                  $2,428.48
====================================================================================================================================

(1) The Preferred Stock Purchase Rights, which are attached to the shares of IHS Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required.

(2)  Represents the price at which the indicated options may be exercised.

(3) The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1). The offering price and fee are computed based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 23, 1997.

PROSPECTUS
                                 350,000 SHARES

                        INTEGRATED HEALTH SERVICES, INC.

                                  COMMON STOCK

                   UNDER THE INTEGRATED HEALTH SERVICES, INC.
                1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         This Prospectus relates to the offer and sale of up to 350,000 shares (the "Shares") of Common Stock, par value $0.001 per share (together with the Preferred Stock Purchase Rights associated therewith, the "Common Stock"), of Integrated Health Services, Inc. ("IHS" or the "Company"). The Shares are being offered for sale by certain stockholders of the Company (the "Selling Stockholders") who acquire such Shares pursuant to the Company's 1995 Stock Option Plan for Non-Employee Directors (the "Plan"). See "Selling Stockholders." The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "IHS." On May 30, 1997, the closing price of the Common Stock, as reported in the consolidated reporting system, was $36 per share.

         The Company will not receive any of the proceeds from sales of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

         The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders (or their donees and pledgees).

                               ------------------

         SEE "RISK FACTORS", WHICH BEGINS ON PAGE 6 OF THIS PROSPECTUS,
   FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is June 2, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy materials and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

         PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. This Prospectus (including the documents incorporated by reference herein) contains certain forwardlooking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to IHS that are based on the beliefs of the management of IHS, as well as assumptions made by and information currently available to the management of IHS. When used in this Prospectus, the words "estimate", "project", "believe", "anticipate", "intend", "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of IHS with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. IHS does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The information in the following documents filed by IHS with the Commission (File No. 1-12306) pursuant to the Exchange Act is incorporated by reference in this Prospectus:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996;

          (b)  Quarterly  Report on Form 10-Q for the  quarter  ended  March 31,
     1997;

          (c) Current Report on Form 8-K dated October 17, 1996 reporting the acquisition of First American Health Care of Georgia, Inc., as amended by Form 8-K/A filed November 26, 1996;

          (d) Current Report on Form 8-K dated October 19, 1996 reporting the execution of the Agreement and Plan of Merger among the Company, IHS
     Acquisition XIX, Inc. and Coram Healthcare Corporation (the "Merger Agreement"), as amended by Form 8-K/A filed April 11, 1997, reporting the termination of the Merger Agreement;

          (e) Current Report on Form 8-K dated May 23, 1997 reporting the Company's agreement to issue privately an aggregate of $450 million principal amount of 9 1/2% Senior Subordinated Notes due 2007;

          (f) Current Report on Form 8-K dated May 30, 1997 reporting (i) the Company's issuance of an aggregate of $450 million principal amount of 9 1/2% Senior Subordinated Notes due 2007 and (ii) the Company's acceptance for payment of an aggregate of $114,975,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2002, Series A and an aggregate of $99,893,000 principal amount of its 10 3/4% Senior Subordinated Notes due 2004 pursuant to cash tender offers;

          (g) The description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 1, 1993; and

          (h) The description of the Company's Preferred Stock Purchase Rights contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 28, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Shares offered have been sold or which deregisters all Shares then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The information relating to IHS contained in this Prospectus should be read together with the information in the documents incorporated by reference.

         THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECT TO INTEGRATED HEALTH SERVICES, INC., 10065 RED RUN BOULEVARD, OWINGS MILLS, MARYLAND 21117, ATTENTION: MARC B. LEVIN, EXECUTIVE VICE PRESIDENT-INVESTOR RELATIONS, TELEPHONE: (410) 998-8400.


                                   THE COMPANY

         Integrated Health Services, Inc. is one of the nation's leading providers of postacute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, home care and inpatient and outpatient rehabilitation, hospice and diagnostic services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. The Company's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. The Company believes that its post-acute care network can be extended beyond post-acute care to also provide "preacute" care, I.E., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 1,100 service locations in 41 states.

         The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, including using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24- hour monitoring. To implement its post-acute care network strategy, the Company has focused on (i) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping; (ii) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; (iii) developing subacute care units; and (iv) forming strategic alliances with health maintenance organizations, hospital groups and physicians. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations.

         In implementing its post-acute care network strategy, the Company has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, the Company in October 1996 acquired First American Health Care of Georgia, Inc. ("First American"), a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. IHS intends to use the home healthcare setting and the delivery franchise of the home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home infusion therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as a referral base for IHS' other services and healthcare capabilities; and (iii) provide a cost-effective site for case management and patient direction.

         The Company provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services.

         The Company presently operates 174 geriatric care facilities (118 owned or leased and 56 managed) and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similar services to third-parties, constituted approximately 57%, 65% and 70% of net revenues during the years ended December 31, 1994, 1995 and 1996, respectively. The Company also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1996, approximately 17% of IHS' revenues were derived from home health and hospice care, approximately 53% were derived from subacute and other ancillary services, approximately 27% were derived from traditional basic nursing services, and approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisition of First American, for the year ended December 31, 1996, approximately 35% of IHS' revenues were derived from home health and hospice care, approximately 41% were derived from subacute and other ancillary services, approximately 21% were derived from traditional basic nursing home services and the remaining approximately 3% were derived from management and other services.

         The Company was incorporated in March 1986 as a Pennsylvania corporation and reorganized as a Delaware corporation in November 1986. The Company's principal executive offices are located at 10065 Red Run Boulevard, Owings Mills, Maryland 21117 and its telephone number is (410) 998-8400. Unless the context indicates otherwise, Integrated Health Services, Inc. and its subsidiaries are referred to herein collectively as "IHS" or the "Company."


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

         RISKS RELATED TO SUBSTANTIAL INDEBTEDNESS. The Company's indebtedness is substantial in relation to its stockholders' equity. At March 31, 1997, the Company's total long-term debt, net of current portion, accounted for 65.3% of its total capitalization(66.7% on a pro forma basis after giving effect to the issuance of $450 million aggregate principal amount of its 95/8% Senior Subordinated Notes due 2007 and the use of proceeds therefrom to repurchase approximately $214.9 million of its outstanding senior subordinated notes and to repay approximately $191 million under its revolving credit facility). The Company also has significant lease obligations with respect to the facilities operated pursuant to long-term leases, which aggregated approximately $224.0 million at March 31, 1997. For the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997, the Company's rent expense was $77.8 million ($77.0 million on a pro forma basis after giving effect to the acquisition of First American, the sale of IHS' pharmacy division and a majority interest in its assisted living services division and certain other acquisitions consummated in 1996), $17.7 million and $24.0 million, respectively. In addition, the Company is obligated to pay up to an additional $155 million in respect of the acquisition of First American during 2000 to 2004 under certain circumstances. The Company's strategy of expanding its specialty medical services and growing through acquisitions may require additional borrowings in order to finance working capital, capital expenditures and the purchase price of any acquisitions. The degree to which the Company is leveraged, as well as its rent expense, could have important consequences to stockholders, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's borrowings bear, and will continue to bear, variable rates of interest, which expose the Company to increases in interest rates; and (iv) certain of the Company's indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. In addition, the Company's leverage may also adversely affect the Company's ability to respond to changing business and economic conditions or continue its growth strategy. There can be no assurance that the Company's operating results will be sufficient for the payment of the Company's indebtedness. Both Moody's and Standard & Poors in May 1997 confirmed their ratings of IHS' long-term debt obligations, but with a negative outlook. Moody's stated that it retained a negative outlook anticipating that IHS will continue to be an aggressive acquirer of companies, and that it would view negatively any increase in leverage. Standard & Poors stated that its ratings reflected the Company's aggressive transition towards becoming a full service alternate-site healthcare provider and its limited cash flow relative to its heavy debt burden.

If the Company were unable to meet interest, principal or lease payments, or satisfy financial covenants, it could be required to seek renegotiation of such payments and/or covenants or obtain additional equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. To the extent the Company finances its activities with additional debt, the Company may become subject to certain additional financial and other covenants that may restrict its ability to pursue its growth strategy and to pay dividends on the Common Stock. There can be no assurance that any such efforts would be successful or timely or that the terms of any such financing or refinancing
would  be   acceptable  to  the  Company.   See  "--Risks   Related  to  Capital
Requirements."

         RISKS ASSOCIATED WITH GROWTH THROUGH ACQUISITIONS AND INTERNAL DEVELOPMENT. IHS' growth strategy involves growth through acquisitions and internal development and, as a result, IHS is subject to various risks associated with its growth strategy. The Company's planned expansion and growth require that the Company expand its home healthcare services through the acquisition of additional home healthcare providers and that the Company acquire, or establish relationships with, third parties that provide post-acute care services not currently provided by the Company, that additional MSUs be established in the Company's existing facilities and that the Company acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established. Such expansion and growth will depend on the Company's ability to create demand for its post-acute care programs, the availability of suitable acquisition, lease or management candidates and the Company's ability to finance such acquisitions and growth. The successful implementation of the Company's post-acute healthcare system, including the capitation of rates, will depend on the Company's ability to expand the amount of post-acute care services it offers directly to its patients rather than through third-party providers. There can be no assurance that suitable acquisition candidates will be located, that acquisitions can be consummated, that acquired facilities and companies can be successfully integrated into the Company's operations, that MSUs can be successfully established in acquired facilities or that the Company's post-acute healthcare system, including the capitation of rates, can be successfully implemented. The post-acute care market is highly competitive, and the Company faces substantial competition from hospitals, subacute care providers, rehabilitation providers and home healthcare providers, including competition for acquisitions. The Company anticipates that competition for acquisition opportunities will intensify due to the ongoing consolidation in the healthcare industry. See "--Risks Related to Managed Care Strategy" and "--Competition."

         The successful integration of acquired businesses, including First American, is important to the Company's future financial performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of the Company in a timely manner. The integration of the Company's recent acquisitions will require substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on the Company's operations and financial results. In addition, the process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's operations and financial results. There can be no assurance that the Company will realize any of the anticipated benefits from its acquisitions. The acquisition of service companies that are not profitable, or the acquisition of new facilities that result in significant integration costs and inefficiencies, could also adversely affect the Company's profitability.

         IHS' current and anticipated future growth has placed, and will continue to place, significant demands on the management, operational and financial resources of IHS. IHS' ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. There can be no assurance that IHS will be able to manage its expanded operations effectively. See "--Risks Related to Capital Requirements."

         There can be no assurance that the Company will be successful in implementing its strategy or in responding to ongoing changes in the healthcare industry which may require adjustments to its strategy. If IHS fails to implement its strategy successfully or does not respond timely and adequately to ongoing changes in the healthcare industry, the Company's business, financial condition and results of operations will be materially adversely affected.

         RISKS RELATED TO MANAGED CARE STRATEGY. Managed care payors and traditional indemnity insurers have experienced pressure from their policyholders to curb or reduce the growth in premiums paid to such organizations for healthcare services. This pressure has resulted in demands on healthcare service providers to reduce their prices or to share in the financial risk of providing care through alternate fee structures such as capitation or fixed case rates. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has been restructuring its operations to enable the Company to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS believes that its home healthcare capabilities will be an important component of its ability to provide services under capitated and other alternate fee arrangements. However, to date there has been limited demand among managed care organizations for post-acute care network services, and there can be no assurance that demand for such services will increase. Further, IHS has limited experience in providing services under capitated and other alternate fee arrangements and setting the applicable rates. Accordingly, there can be no assurance that the fees received by IHS will cover the cost of services provided. If revenue for capitated services is insufficient to cover the treatment costs, IHS' operating results could be adversely affected. As a result, the success of IHS' managed care strategy will depend in large part on its ability to increase demand for post-acute care services among managed care organizations, to obtain favorable agreements with managed care organizations and to manage effectively its operating and healthcare delivery costs through various methods, including utilization management and competitive pricing for purchased services. Additionally, there can be no assurance that pricing pressures faced by healthcare providers will not have a material adverse effect on the Company's business, results of operations and financial condition.

         Further, pursuing a strategy focused on risk sharing fee arrangements entails certain regulatory risks. Many states impose restrictions on a service provider's ability to provide capitated services unless it meets certain financial criteria, and may view capitated fee arrangements as an insurance activity, subjecting the entity accepting the capitated fee to regulation as an insurance company rather than merely a licensed healthcare provider accepting a business risk in connection with the manner in which it is charging for its services. The laws governing risk sharing fee arrangements for healthcare service providers are evolving and are not certain at this time. If the risk sharing activities of the Company require licensure as an insurance company, there can be no assurance that the Company could obtain or maintain the necessary licensure, or that the Company would be able to meet any financial criteria imposed by a state. If the Company was precluded from providing services under risk sharing fee arrangements, its managed care strategy would be adversely affected. See "--Uncertainty of Government Regulation."

         RISKS RELATED TO CAPITAL REQUIREMENTS. IHS' growth strategy requires substantial capital for the acquisition of additional home healthcare and related service providers and geriatric care facilities and the establishment of new, and expansion of existing, MSUs. The effective integration, operation and expansion of the existing businesses will also require substantial capital. The Company expects to finance new acquisitions from a combination of funds from operations, borrowings under its bank credit facility and the issuance of debt and equity securities. IHS may raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows. Any of such financings could result in dilution of existing equity positions, increased interest and amortization expense or decreased income to fund future expansion. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing businesses and operations can be obtained. The Company's bank credit facility limits the Company's ability to make acquisitions, and certain of the indentures under which the Company's outstanding subordinated debt securities were issued limit the Company's ability to incur additional indebtedness unless certain financial tests are met. See "--Risks Related to Substantial Indebtedness."

         RISKS RELATED TO RECENT ACQUISITIONS. IHS has recently completed several major acquisitions, including the First American acquisition, and is still in the process of integrating those acquired businesses. The Company's Board of Directors and senior management face a significant challenge in their efforts to integrate the acquired businesses, including First American. The dedication of management resources to such integration may detract attention from the day-to-day business of IHS. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts. There can be no assurance that management's efforts to integrate the operations of IHS and newly acquired companies will be successful or that the anticipated benefits of the recent acquisitions will be fully realized.

         IHS has recently expanded significantly its home healthcare operations. On a pro forma basis, after giving effect to the acquisition of First American (which derives substantially all its revenue from Medicare), approximately 88%, 89% and 85% of IHS' home healthcare revenues were derived from Medicare in the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997, respectively. On a pro forma basis, after giving effect to the First American acquisition, home nursing services accounted for approximately 97.6%, 97.3% and 92.9%, respectively, of IHS' home healthcare revenues in these periods. Medicare has developed a national fee schedule for infusion therapy, respiratory therapy and home medical equipment which provides reimbursement at 80% of the amount of any fee on the schedule. The remaining 20% is paid by other third party payors (including Medicaid in the case of "medically indigent" patients) or patients; with respect to home nursing, Medicare generally reimburses for the cost (including a rate of return) of providing such services, up to a regionally adjusted allowable maximum per visit and per discipline with no fixed limit on the number of visits. There generally is no deductible or coinsurance. As a result, there is no reward for efficiency, provided that costs are below the cap, and traditional home healthcare services carry relatively low margins. However, IHS expects that Medicare will implement a prospective payment system for home nursing services in the next several years, and implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, the Company believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service, with providers that have costs below the predetermined rate being entitled to keep some or all of this difference. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The implementation of a prospective payment system will require IHS to make contingent payments related to the First American acquisition of $155 million over a period of five years. The inability of IHS to realize operating efficiencies and to provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "--Risk of Adverse Effect of Healthcare Reform."

         RISKS RELATED TO HISTORICAL FINANCIAL PERFORMANCE OF FIRST AMERICAN. During the year ended December 31, 1995 and the nine months ended September 30, 1996, First American recorded a net loss of $110.4 million and $36.2 million, respectively. Numerous factors have affected First American's performance and financial condition to date, including, among others, high administrative costs and the settlement of claims for reimbursement of certain overpayments and unallowable reimbursements under Medicare (which settlement resulted in a reduction to patient service revenues of $54.6 million for the year ended December 31, 1995 and $10.4 million for the nine months ended September 30,
1996). In addition, in February 1996, in response to the stoppage by the Health Care Financing Administration ("HCFA") of its bi-weekly periodic interim payments ("PIP") to First American, First American was forced to declare bankruptcy. In March 1996, the bankruptcy court ordered HCFA to resume PIP payments to First American. However, the bankruptcy filing and operation of First American in bankruptcy until its acquisition by IHS has adversely affected the business, results of operations and financial condition of First American. There can be no assurance that these factors or the First American bankruptcy will not continue to have an adverse effect on First American's and IHS' business, financial condition and results of operations in the future. There can be no assurance that the historical losses incurred by First American will not continue.

         RELIANCE ON REIMBURSEMENT BY THIRD PARTY PAYORS. The Company receives payment for services rendered to patients from private insurers and patients themselves, from the federal government under Medicare, and from the states in which it operates under Medicaid. The healthcare industry is experiencing a trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, have resulted in reduced rates of reimbursement for services provided by IHS. Aspects of certain healthcare reform proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "--Risk of Adverse Effect of Healthcare Reform." During the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997, the Company derived approximately 56%, 55%, 60%, 57% and 67%, respectively, of its patient revenues from Medicare and Medicaid. Substantially all of First American's revenues are derived from Medicare. On a pro forma basis after giving effect to the First American acquisition and the sale of a majority interest in its assisted living division, approximately 69%, 68%, 68% and 67% of the Company's patient revenues would have been derived from Medicare and Medicaid during the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997, respectively.

         The sources and amounts of the Company's patient revenues derived from the operation of its geriatric care facilities and MSU programs are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can
significantly  affect  the  profitability  of  the  Company's  operations.   The
Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. There can be no assurance that the Company will be able to obtain the waivers necessary to enable the Company to recover its excess costs.

         Managed care organizations and other third party payors have continued to consolidate to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are provided by a small number of managed care organizations and third party payors. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate IHS as a preferred provider and/or engage IHS' competitors as a preferred or exclusive provider, the business of IHS could be materially adversely affected.

         RISK OF ADVERSE EFFECT OF HEALTHCARE REFORM. In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. In addition, there have been proposals to convert the current cost reimbursement system for home nursing services covered under Medicare to a prospective payment system. The prospective payment system proposals generally provide for prospectively established per visit payments to be made for all covered services, which are then subject to an annual aggregate per episode limit at the end of the year. Home health agencies that are able to keep their total expenses per visit during the year below their per episode annual limits will be able to retain a specified percentage of the difference, subject to certain aggregate limitations. Such changes could have a material adverse effect on the Company and its growth strategy. The implementation of a prospective payment system will require the Company to make contingent payments related to the First American acquisition of $155 million over a period of five years. Additionally, the May 1997 balanced budget agreement between the President and Congress contemplates changing Medicare payments for skilled nursing facilities and home nursing services from a cost-reimbursement system to a prospective payment system. The inability of IHS to provide home healthcare and/or skilled nursing services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations, post-acute care network and business. See "--Risks Related to Recent Acquisitions" and "--Reliance on Reimbursement by Third Party Payors." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company or that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. See "--Uncertainty of Government Regulation."

         UNCERTAINTY OF GOVERNMENT REGULATION. The Company and the healthcare industry generally are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, additions of new services, certain capital expenditures and reimbursement for services rendered. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs and the levels of reimbursement from governmental and other sources. There can be no assurance that regulatory authorities will not adopt changes or new interpretations of existing regulations that could adversely affect the Company. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering existing services or from obtaining reimbursement. In certain circumstances, failure to comply at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities. In addition, in the conduct of its business the Company's operations are subject to review by federal and state regulatory agencies. In the course of these reviews, problems are from time to time identified by these agencies. Although the Company has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on the Company, there can be no assurance that the Company will be able to do so in the future.

         Recently effective provisions of the regulations adopted under the Omnibus Budget Reconciliation Act of 1987 ("OBRA") have implemented stricter guidelines for annual state surveys of long-term care facilities and expanded remedies available to HCFA to enforce compliance with the detailed regulations mandating minimum healthcare standards and may significantly affect the consequences to the Company if annual or other HCFA facility surveys identify noncompliance with these regulations. Remedies include fines, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements. These provisions eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's strategy of acquiring poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.

         The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark Bills,"
which prohibit, with limited exceptions, financial relationships between ancillary service providers and referring physicians, and the federal "anti-kickback law," which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Office of the Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of Congress have proposed legislation that would significantly expand the federal government's involvement in curtailing fraud and abuse and increase the monetary penalties for violation of these provisions. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. The Company seeks to structure its business arrangements in compliance with these laws, and from time to time the Company has sought guidance as to the interpretation of such laws; however, there can be no assurance that such laws ultimately will be interpreted in a manner consistent with the practices of the Company.

         Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions or capital expenditures in excess of defined levels and determine that a need exists for certain new bed additions, new services and the acquisition of such medical equipment or capital expenditures or other changes prior to beds and/or services being added. Many states have placed a moratorium on granting additional certificates of need or otherwise stated their intent not to grant approval for new beds. To the extent certificates of need or other similar approvals are required for expansion of the Company's operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays in, and the expenses associated with, obtaining such approvals.

         The Company is unable to predict the future course of federal, state or local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risk of Adverse Effect of Healthcare Reform."

         COMPETITION. The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a more limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities and service providers. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, other home healthcare companies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. New service introductions and enhancements, acquisitions, continued industry consolidation and the development of strategic relationships by IHS' competitors could cause a significant decline in sales or loss of market acceptance of IHS' services or intense price competition, or make IHS' services noncompetitive. Further, technological advances in drug delivery systems and the development of new medical treatments that cure certain complex diseases or reduce the need for healthcare services could adversely impact the business of IHS. There can be no assurance that IHS will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on IHS' business, financial condition and results of operations. IHS also competes with various healthcare providers with respect to attracting and retaining qualified management and other personnel. Any significant failure by IHS to attract and retain qualified employees could have a material adverse effect on IHS' business, results of operations and financial condition.

         EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS. IHS' Third Restated Certificate of Incorporation and By-laws, as well as the Delaware General
Corporation Law (the "DGCL"), contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of IHS. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow IHS to issue, without stockholder approval, preferred stock having voting rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the IHS Stockholders' Rights Plan, which provides for discount purchase rights to certain stockholders of IHS upon certain acquisitions of 20% or more of the outstanding shares of Common Stock, may also inhibit a change in control of IHS. As a Delaware corporation, IHS is subject to Section 203 of the DGCL, which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain conditions are satisfied.

         POSSIBLE VOLATILITY OF STOCK PRICE. There may be significant volatility in the market price of the Common Stock. Quarterly operating results of IHS, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting IHS or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market price of securities issued by many companies for reasons unrelated to their operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon IHS' business, operating results and financial condition.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS

         The Company will supplement this Prospectus from time to time to include certain information concerning the security ownership of the Selling Stockholders and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.


                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or their donees or pledgees).

         Sales of Shares may be effected from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

         Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, as amended, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

         The Selling Stockholders may be entitled under agreements entered into with the Company to indemnification against liabilities under the Securities Act.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered hereby have been passed upon for the Company by Marshall A. Elkins, Executive Vice President and General Counsel of the Company. Mr. Elkins is the brother of Robert N. Elkins, the Company's Chairman of the Board and Chief Executive Officer. Mr. Marshall Elkins owns 17,299 shares of Common Stock and options to purchase 161,535 shares of Common Stock.


                                     EXPERTS

         The consolidated financial statements of Integrated Health Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 related to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of medical specialty units to recording them as expenses when incurred.

         The consolidated financial statements of First American Health Care of Georgia, Inc. as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference in the Registration Statement from IHS' Current Report on Form 8-K/A (dated October 17, 1996 and filed with the Commission on November 26, 1996), in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Markwick LLP contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration.

=========================================      =================================

    NO   PERSON   IS    AUTHORIZED    IN
CONNECTION WITH ANY OFFERING MADE HEREBY
TO GIVE ANY  INFORMATION  OR TO MAKE ANY
REPRESENTATION  NOT  CONTAINED  IN  THIS
PROSPECTUS,  AND, IF GIVEN OR MADE, SUCH
INFORMATION OR  REPRESENTATION  MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY. THIS PROSPECTUS DOES NOT
CONSTITUTE   AN   OFFER  TO  SELL  OR  A                     350,000
SOLICITATION  OF AN  OFFER  TO  BUY  ANY                      Shares
SECURITY  OTHER  THAN THE  COMMON  STOCK
OFFERED  HEREBY,  NOR DOES IT CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER  TO  BUY  ANY  OF  THE  SECURITIES                 INTEGRATED HEALTH
OFFERED  HEREBY  TO  ANY  PERSON  IN ANY                 SERVICES, INC.
JURISDICTION  IN WHICH IT IS UNLAWFUL TO
MAKE  SUCH  AN  OFFER  OR  SOLICITATION.
NEITHER THE DELIVERY OF THIS  PROSPECTUS
NOR ANY SALE MADE HEREUNDER  SHALL UNDER                   Common Stock
ANY CIRCUMSTANCES CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY DATE SUBSEQUENT TO THE
DATE HEREOF.



         TABLE OF CONTENTS
                                                  -------------------------
                                   PAGE

Available Information .................                   PROSPECTUS
Incorporation of Certain
  Documents by Reference .............
The Company ..........................           --------------------------
Risk Factors..........................
Use of Proceeds.......................
Selling Stockholder....................
Plan of Distribution...................                  June 2, 1997
Legal Matters .........................
Experts................................

=========================================      =================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

         The information in the following documents filed by IHS with the Commission (File No. 1-12306) pursuant to the Exchange Act is incorporated by reference in this Registration Statement:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996;

          (b)  Quarterly  Report on Form 10-Q for the  quarter  ended  March 31,
     1997;

          (c) Current Report on Form 8-K dated October 17, 1996 reporting the acquisition of First American Health Care of Georgia, Inc., as amended by Form 8-K/A filed November 26, 1996;

          (d) Current Report on Form 8-K dated October 19, 1996 reporting the execution of the Agreement and Plan of Merger among the Company, IHS
     Acquisition XIX, Inc. and Coram Healthcare Corporation (the "Merger Agreement"), as amended by Form 8-K/A filed April 11, 1997, reporting the termination of the Merger Agreement;

          (e) Current Report on Form 8-K dated May 23, 1997 reporting the Company's agreement to issue privately an aggregate of $450 million principal amount of 9 1/2% Senior Subordinated Notes due 2007;

          (f) Current Report on Form 8-K dated May 30, 1997 reporting (i) the Company's issuance of an aggregate of $450 million principal amount of 9 1/2% Senior Subordinated Notes due 2007 and (ii) the Company's acceptance for payment of an aggregate of $114,975,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2002, Series A and an aggregate of $99,893,000 principal amount of its 10 3/4% Senior Subordinated Notes due 2004 pursuant to cash tender offers;

          (g) The description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 1, 1993; and

          (h) The description of the Company's Preferred Stock Purchase Rights contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 28, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Shares offered have been sold or which deregisters all Shares then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4.           DESCRIPTION OF SECURITIES

                  Not applicable.


Item 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Certain legal matters with respect to the validity of the Common Stock offered hereby have been passed upon for the Company by Marshall A. Elkins, Executive Vice President and General Counsel of the Company. Mr. Elkins is the brother of Robert N. Elkins, the Company's Chairman of the Board and Chief Executive Officer. Mr. Marshall Elkins owns 17,299 shares of Common Stock and options to purchase 161,535 shares of Common Stock.

Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Under the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Third Restated Certificate of Incorporation, as amended, provides that the Company's Directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by the DGCL.

                  Section 145 of the DGCL grants the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Third Restated Certificate of Incorporation, as amended, and By-laws, as amended, provide for the indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. In addition, the Company has entered into Indemnity Agreements with its directors and executive officers, a form of which is included as Exhibit 10.72 to the Company's Registration Statement on Form S-1, No. 33-39339, effective March 31, 1992.

                  Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section
145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

Item 7.          EXEMPTION FROM REGISTRATION CLAIMED

                 Not Applicable.


Item 8.          EXHIBITS

Exhibit
No.              Description

4                Integrated Health Services, Inc.
                   1995 Stock Option Plan For Non-Employee
                   Directors**

5                Opinion of Marshall A. Elkins, Esq.*

23.1             Consents of KPMG Peat Marwick LLP*


23.2             Consent of Marshall A. Elkins, Esq.
                   (filed as part of Exhibit 5)*

24               Power of Attorney (included on signature page)*

*    Filed herewith.
** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Item 9.          UNDERTAKINGS

                 (a)      The undersigned registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                   (i)     To include any prospectus required by
                                           Section  10(a)(3)  of the  Securities
                                           Act of 1933;

                                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)
                                           which,   individually   or   in   the
                                           aggregate,  represent  a  fundamental
                                           change in the  information  set forth
                                           in the registration statement;

                                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                           provided,  however,  that  paragraphs
                                           (1)(i)  and  (1)(ii)  do not apply if
                                           the registration statement is on Form

                                            S-3 or Form S-8, and the information
                                            required   to  be   included   in  a
                                            post-effective  amendment  by  those
                                            paragraphs  is contained in periodic
                                            reports  filed  by  the   registrant
                                            pursuant  to  Section 13 or 15(d) of
                                            the Securities  Exchange Act of 1934
                                            that are  incorporated  by reference
                                            in the registration statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on June 2, 1997.

                                            INTEGRATED HEALTH SERVICES, INC.


                                            By: /s/ Robert N. Elkins
                                               ----------------------------
                                               Robert N. Elkins
                                               Chairman of the Board and
                                               Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert N. Elkins, Lawrence P. Cirka and
W. Bradley Bennett, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                       Title                                       Date

                                Chairman of the Board
                                and Chief Executive Officer
 /s/ Robert N. Elkins           (Principal Executive Officer)      June 2, 1997
----------------------------
(Robert N. Elkins)


                                President
 /s/ Lawrence P. Cirka          and Director                       June 2, 1997
----------------------------
(Lawrence P. Cirka)



 /s/ Edwin M. Crawford          Director                           June 2, 1997
----------------------------
(Edwin M. Crawford)

 /s/ Kenneth M. Mazik           Director                           June 2, 1997
----------------------------
(Kenneth M. Mazik)



 /s/ Robert A. Mitchell         Director                           June 2, 1997
----------------------------
(Robert A. Mitchell)



 /s/ Charles W. Newhall, III    Director                           June 2, 1997
----------------------------
(Charles W. Newhall, III)



 /s/ Timothy F. Nicholson       Director                           June 2, 1997
----------------------------
(Timothy F. Nicholson)



 /s/ John L. Silverman          Director                           June 2, 1997
----------------------------
(John L. Silverman)



 /s/ George H. Strong           Director                           June 2, 1997
----------------------------
(George H. Strong)

                                Executive Vice President-
                                Chief Accounting Officer
 /s/ W. Bradley Bennett         (Principal Accounting Officer)     June 2, 1997
----------------------------
(W. Bradley Bennett)


                                Executive Vice President-Finance
 /s/ Eleanor C. Harding         (Principal Financial Officer)      June 2, 1997
----------------------------
(Eleanor C. Harding)

                                INDEX TO EXHIBITS



EXHIBIT
  NO.        DESCRIPTION                                               PAGE NO.
-------      -----------                                               --------

4            Integrated Health Services, Inc.
               1995 Stock Option Plan For Non-Employee Directors.**

5            Opinion of Marshall Elkins, Esq.*

23.1         Consents of KPMG Peat Marwick LLP.*

23.2         Consent of Marshall A. Elkins, Esq.
               (filed as part of Exhibit 5).*

24           Power of Attorney (included on signature page).*

----------
*        Filed herewith.
**       Incorporated by reference to the Company's   Annual Report on Form 10-K
         for the year ended December 31, 1996.